Exhibit 1(b)

                                LANDMARK FUNDS I
                            CERTIFICATE OF AMENDMENT
                             TO DECLARATION OF TRUST

     The undersigned, constituting a majority of the Trustees of Landmark Funds I (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to a Declaration of Trust dated April 13, 1984, as amended (the "Declaration"), do hereby certify, as provided by the provisions of the second sentence of Section 9.13(a) of the Declaration, by vote duly adopted by a majority of the shareholders of CitiSelectSM Folio 200, CitiSelectSM Folio 300, CitiSelectSM Folio 400 and CitiSelectSM Folio 500, each a series of the Trust, and by a majority of the Trustees on __________ __, 1996, that Section
3.2 of the Declaration was duly amended by adding the following paragraph (d) immediately following paragraph (c) thereof:

     "(d) Notwithstanding any other provision of this Declaration to the contrary, the Trustees shall have the power in their discretion without any requirement of approval by shareholders to either invest all or a portion of the Trust Property of CitiSelectSM Folio 500, CitiSelectSM Folio 400, CitiSelectSM Folio 300 and CitiSelectSM Folio 200, or sell all or a portion of such Trust Property and invest the proceeds of such sales, in another investment company that is registered under the 1940 Act."

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of __________, 1996.




H.B. ALVORD                              C. OSCAR MORONG, JR.



PHILIP W. COOLIDGE                       DONALD B. OTIS



RILEY C. GILLEY                          E. KIRBY WARREN




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DIANA R. HARRINGTON                      WILLIAM S. WOODS, JR.



SUSAN B. KERLEY